Exhibit 99.1                                     For Further Information Contact
                                                                 Harry J. Cynkus
                                                                  (404) 888-2922



FOR IMMEDIATE RELEASE

        ROLLINS, INC. REPORTS CONTINUED IMPROVEMENT IN QUARTERLY EARNINGS


o    21st consecutive quarter of improved earnings results

o    Income Before Change in Accounting Principle increased 17.5%

o    Revenue increased 14.6%; excluding Western, revenues rose by 2.4%

o    Earnings Per Share rose 21.4% to $0.17, before the Accounting Change

     ATLANTA, GEORGIA, April,27 2005: Rollins, Inc. (NYSE:ROL), a premier North American consumer services company, today reported net income grew 17.5% to $11.6 million or $0.17 per diluted share for the first quarter ended March 31, 2005. This is in comparison to $9.9 million or $0.14 per diluted share for the same period in 2004 before the effect of a change in accounting principle. Net income for the first quarter of 2004 was $3.7 million or $0.05 per share after the change. The cumulative effect of the accounting change, recorded in the first quarter of 2004, was a charge against earnings of $6.2 million or $0.09 per diluted share, and resulted in a more preferable method for recording the termite damage reserve valuation and renewal revenues. Revenue for the first quarter grew 14.6% to $183.9 million compared to $160.4 million for the first quarter ended March 31, 2004. Western Pest Services, acquired April 30, 2004, had first quarter 2005 revenues of $19.6 million, and total revenues excluding Western were $164.3 million. Excluding Western Pest Services, revenues increased by 2.4%. This information is included for comparison purposes.

     Rollins' balance sheet remains strong with total assets increasing to $418.8 million and stockholders' equity increasing to $168.6 million. Total cash and cash equivalents rose to $55.9 million. In addition, the Company has previously announced that during the first quarter it repurchased 641,310 shares of its common stock, completed a three-for-two stock split effective March 10, 2005, and increased the quarterly dividend by 25% to $0.05.

     Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. commented, "We are pleased to report that the first quarter of 2005 marks our 21st consecutive quarter of increased earnings per share. This is a direct result of our team's commitment to the Company's growth strategies, productivity initiatives, and other programs that are providing improved operating efficiencies and excellent customer service."

     "In order to expand our market share, we recognize that we must be progressive and continue to invest in our business. We are fortunate to have a strong cash flow that enables us to make these investments whether they are acquisitions or internal infrastructure improvements. As an example of infrastructure investments, we are taking our training to its next generation with the launching of a satellite delivery system. This will ensure that our employees in all branches receive consistent training on a more frequent basis. We believe that this initiative will be unmatched in the pest control industry."

     Mr. Rollins continued, "Another example of business investment is the development of our routing and scheduling system. To that end we have selected an outside logistical vendor whose software and experience best meet our needs, with the capability of integration with the Company's FOCUS customer accounting system. When completed, this enhancement should allow our branches to improve their productivity, and on-time service delivery while reducing costs."

     Mr. Rollins concluded, "Although we're excited about these investments, we continue to focus on service quality, marketing, and expense control which will be complimentary to our business and lead to increasing shareholder value."


     Rollins, Inc. is one of the nation's largest consumer services companies. Through its wholly owned subsidiaries, Orkin, Inc. and Western Pest Services, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada and Mexico from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
     The above release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.These include statements regarding the impact of growth strategies, productivity initiatives and other programs, the expansion of market share, the impact of the satellite delivery training system, and the ability to increase shareholder value. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company's pest and termite process reforms and pest control selling and treatment methods; the Company's ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; expected benefits of the commercial re-engineering project may not be realized, potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company's Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004.

                         ROLLINS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                                 (In thousands)

                                                      2005                  2004
At March 31                                    (Unaudited)           (Unaudited)
--------------------------------------------------------------------------------

ASSETS

      Cash and Cash Equivalents           $       55,894          $     97,888
      Trade Receivables Short-Term, Net           44,308                35,794
      Materials and Supplies                       8,600                10,147
      Deferred Income Taxes                       28,089                27,332
      Other Current Assets                        10,398                10,092
                                          ---------------         -------------

       Current Assets                            147,289               181,253

      Equipment and Property, Net                 52,930                34,618
      Goodwill and Other Intangible Assets       193,209               101,445
      Trade Receivables Long-Term, Net             9,942                 9,755
      Deferred Income Taxes                       11,274                13,754
      Other Assets                                 4,156                25,351
                                          ---------------         -------------

       Total Assets                       $      418,800          $    366,176
                                          ===============         =============

--------------------------------------------------------------------------------

LIABILITIES

      Accounts Payable                    $       12,859          $     15,275
      Accrued Insurance                           13,110                13,050
      Accrued Payroll                             31,943                26,963
      Unearned Revenue                            84,967                73,137
      Other Current Liabilities                   45,353                38,166
                                          ---------------         -------------

       Current Liabilities                       188,232               166,591

      Long-Term Accrued Liabilities               61,928                56,798
                                          ---------------         -------------

       Total Liabilities                         250,160               223,389
                                          ---------------         -------------

--------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY

      Common Stock                                68,293                68,098
      Retained Earnings and Other Equity         100,347                74,689
                                          ---------------         -------------

       Total Stockholders' Equity                168,640               142,787
                                          ---------------         -------------

       Total Liabilities and
           Stockholders' Equity           $      418,800          $    366,176
                                          ===============         =============

                         ROLLINS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      FOR THE FIRST QUARTER ENDED MARCH 31

                      (In thousands except per share data)

                                                             First Quarter
                                                     ---------------------------
                                                          2005          2004
                                                      (Unaudited)   (Unaudited)
                                                     ------------  -------------

REVENUES                                             $   183,915   $    160,416
                                                     ------------  -------------

COSTS AND EXPENSES
   Cost of Services Provided                              98,637         86,542
   Depreciation and Amortization                           5,963          4,657
   Sales, General and Administrative                      60,283         52,768
   Loss on Sales of Assets                                     3              1
   Interest Income                                          (462)          (150)
                                                     ------------  -------------

  TOTAL COSTS AND EXPENSES                               164,424        143,818
                                                     ------------  -------------

INCOME BEFORE INCOME TAXES                                19,491         16,598

PROVISION FOR INCOME TAXES                                 7,896          6,732
                                                     ------------  -------------

INCOME BEFORE CUMULATIVE EFFECT CHANGE IN
  ACCOUNTING PRINCIPLE                                    11,595          9,866

CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE, NET                                    -         (6,204)
                                                     ------------  -------------
NET INCOME                                           $    11,595   $      3,662
                                                     ============  =============

NET INCOME PER COMMON SHARE-BASIC:
  INCOME BEFORE CUMULATIVE EFFECT CHANGE
  IN ACCOUNTING PRINCIPLE                            $      0.17   $       0.15
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
    PRINCIPLE, NET                                             -          (0.09)
                                                     ------------  -------------
NET INCOME PER COMMON SHARE-BASIC                    $      0.17   $       0.06
                                                     ============  =============


NET INCOME PER COMMON SHARE-DILUTED:
  INCOME BEFORE CUMULATIVE EFFECT CHANGE
  IN ACCOUNTING PRINCIPLE                            $      0.17   $       0.14
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
    PRINCIPLE, NET                                             -          (0.09)
                                                     ------------  -------------

NET INCOME PER COMMON SHARE-DILUTED                  $      0.17   $       0.05
                                                     ============  =============

AVERAGE SHARES OUTSTANDING - BASIC                        67,942         67,947

AVERAGE SHARES OUTSTANDING - DILUTED                      69,609         69,964

                                  ROLLINS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       FOR THE THREE MONTHS ENDED MARCH 31
                                 (In thousands)

                                                      2005              2004
                                                  Unaudited          Unaudited
                                                --------------    --------------

Operating Activities
 Net Income                                     $      11,595     $       3,662
 Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
   Change in Accounting Policy, Net                         -             6,204
   Depreciation and Amortization                        5,963             4,657
   Provision for Deferred Income Taxes                  3,347             1,273
   Other, Net                                             198                63
   Loss on Sale of Assets                                   3                 1
 (Increase) Decrease in Assets:
   Trade Receivables                                    1,072             2,873
   Materials and Supplies                                 277              (310)
   Other Current Assets                                (3,030)           (2,678)
   Other Non-Current Assets                               235              (446)
 Increase (Decrease) in Liabilities:
   Accounts Payable and Accrued Expenses                  229             3,761
   Unearned Revenue                                     3,773             4,694
   Accrued Insurance                                   (1,940)           (1,261)
   Accrual for Termite Contracts                          829              (238)
   Long-Term Accrued Liabilities                       (2,823)             (917)
                                                --------------    --------------
 Net Cash Provided by Operating Activities             19,728            21,338
                                                --------------    --------------
Investing Activities
 Purchases of Equipment and Property                   (6,417)           (1,739)
 Net Cash Used for Acquisition of Companies            (1,291)             (158)
 Sales/(Purchases) of Marketable Securities, Net            -            21,866
                                                --------------    --------------
 Net Cash Provided by (Used In) Investing Activities   (7,708)           19,969
                                                --------------    --------------

Financing Activities
 Dividends Paid                                        (3,436)           (2,718)
 Common Stock Purchased                               (10,604)                -
 Other                                                    554              (188)
                                                --------------    --------------
 Net Cash Used in Financing Activities                (13,486)           (2,906)
                                                --------------    --------------

 Effect of Exchange Rate Changes on Cash                  623               (53)
                                                --------------    --------------

 Net Increase/(Decrease) in Cash and Cash Equivalents    (843)           38,348
 Cash and Cash Equivalents at Beginning of Year        56,737            59,540
                                                --------------    --------------
 Cash and Cash Equivalents at End of Period     $      55,894     $      97,888
                                                ==============    ==============

640 Fifth Avenue         T 212 445 8000
New York, NY 10019       F 212 445 8001
www.webershandwick.com

                                 CONFERENCE CALL
                                  Rollins, Inc.
                                   (NYSE: ROL)

                Management will hold a conference call to discuss
                            first quarter results on:

--------------------------------------------------------------------------------
                          Wednesday, April 27, 2005 at:
--------------------------------------------------------------------------------
                               10:00 a.m. Eastern
                                9:00 a.m. Central
                               8:00 a.m. Mountain
                                7:00 a.m. Pacific

                                 TO PARTICIPATE:
                       Please dial 800-240-7305 domestic;
                           303-262-2175 international
                      at least 5 minutes before start time.

                    REPLAY: through May 4, 2005 at 11:00 p.m.
            Please dial 800-405-2236/303-590-3000, Passcode: 11027715
             THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT
                                 www.viavid.net

                                   Questions?:
             Janet Jazmin at FRB/Weber Shandwick at 212-827-3777 or
                  email to jjazmin@financialrelationsboard.com

                                 Reconciliation
        Revenue Excluding Western Pest Services and Dettelbach Pest Corp

                                                  First Quarter
                                         -------------------------------
                                              2005            2004            $B/(W)        %B/(W)
                                         --------------  --------------  --------------  --------------
Total Net Revenues                       $     183,915    $    160,416    $     23,499          14.6 %

Less:
Western Acquisition                             19,594               -          19,594
                                         --------------------------------------------------------------

Revenue Excluding Western Pest Services  $     164,321    $    160,416    $      3,905           2.4 %

Less:
Dettelbach                                           -             553            (553)
                                         --------------------------------------------------------------

Revenue Excluding Western Pest Services
and Dettelbach                           $     164,321    $    159,863    $      4,458           2.8 %
                                         ==============================================================